Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OLIN CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	13-1872319
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

501 Merritt 7, Norwalk, Connecticut	06851
(Address of Principal Executive Offices)	(Zip Code)

OLIN CORPORATION AMENDED AND RESTATED 1997 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

(Full title of the plan)

G. H. Pain

Vice President, General Counsel

and Secretary

Olin Corporation

501 Merritt 7

Norwalk, Connecticut 06851

(Name and address of agent for service)

203-750-3156

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

			Proposed Maximum
Title of Each Class of Securities to be Registered	Amount to be registered		Offering Price Per Share (2)	Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock (par value $1.00 per share)	50,000	(1)	$16.96	$848,000	$68.60
Participating Cumulative Preferred Stock Purchase Rights	(3)		(3)	(3)	(3)

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend or stock split or as the result of other anti-dilution provisions in the Plan.

(2)	Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rule 457(c) and (h), based upon the average of the high and low prices reported for the Common Stock on October 27, 2003, on the New York Stock Exchange consolidated reporting system.

(3)	The rights are attached to the Common Stock pursuant to the Rights Agreement dated as of February 27, 1996, between Olin Corporation and Chemical Mellon Shareholder Services, L.L.C. The value attributable to the rights, if any, is reflected in the value of the Common Stock and the registration fee for the rights is included in the fee for the Common Stock.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

EXPLANATORY NOTE

Olin Corporation (“Company”) has prepared this Registration Statement (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional 50,000 shares of Common Stock, which will be issued in accordance with our Amended and Restated 1997 Stock Plan for Non-Employee Directors (“Plan”).

INCORPORATION OF CONTENTS OF REGISTRATION

STATEMENT BY REFERENCE

The Company filed a registration statement on Form S-8 (File No. 333-97759) with the Securities and Exchange Commission (“SEC”) covering the registration of 100,000 shares and $500,000 of deferred compensation obligations for issuance under the Plan. Pursuant to General Instruction E of Form S-8 and Rule 429, this Registration Statement is being filed to register an additional 50,000 shares pursuant to the Plan. The contents of the prior registration statement are incorporated herein by reference.

Item 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

(b)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

(c)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003; and

(d)	The descriptions of our Common Stock and Series A Participating Cumulative Preferred Stock Purchase Rights, contained in Amendment No. 3 to Olin’s Registration Statement on Form S-4 filed on August 14, 2002 (Registration No. 333-88990).

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this registration statement until this offering is completed:

—	reports filed under Section 13(a) and (c) of the Securities Exchange Act of 1934;

—	definitive proxy or information statements filed under Section 14 of the Securities Exchange Act of 1934 in connection with any subsequent stockholders’ meeting; and

—	any reports filed under Section 15(d) of the Securities Exchange Act of 1934.

Item 8.	EXHIBITS

The Exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which Index is incorporated herein by reference.

SIGNATURES

Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on October 31, 2003.

OLIN CORPORATION

By:	/s/ G. H. Pain

G. H. Pain
Title:	Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Randall W. Larrimore Randall W. Larrimore	Director and Chairman of the Board	October 31, 2003

/s/ Joseph D. Rupp Joseph D. Rupp	President, Chief Executive Officer and Director (Principal Executive Officer)	October 31, 2003

/s/ Anthony W. Ruggiero Anthony W. Ruggiero	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	October 31, 2003

/s/ Mary E. Gallagher Mary E. Gallagher	Vice President and Controller (Principal Accounting Officer)	October 31, 2003

/s/ Donald W. Griffin Donald W. Griffin	Director	October 31, 2003

/s/ James G. Hascall James G. Hascall	Director	October 31, 2003

Signature	Title	Date

/s/ William W. Higgins William W. Higgins	Director	October 31, 2003

/s/ G. Jackson Ratcliffe, Jr. G. Jackson Ratcliffe, Jr.	Director	October 31, 2003

/s/ Richard M. Rompala Richard M. Rompala	Director	October 31, 2003

/s/ Philip J. Schulz Philip J. Schulz	Director	October 31, 2003

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

5	Opinion of Counsel

23.1	Consent of Independent Auditor

23.2	Consent of Counsel (contained in Exhibit 5)